UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 15, 2016

Date of Report

(Date of earliest event reported)

LABOR SMART INC.

(Exact name of Registrant as specified in its Charter)

Nevada	000-54654	45-2433287
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3270 Florence Road, Suite 200, Powder Springs, GA 30127

(Address of Principal Executive Offices)

(770) 222-5888

(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 15, 2016, the Company entered into a Note Settlement Agreement (the “Settlement Agreement”) with Tailwind Partners, LLC, Tailwind Partners 3, LLC and Firehole River Capital, LLC (the “Noteholders”) to settle the remaining portions of the convertible promissory notes dated June 6, 2014, in the original principal amount of $106,000.00, July 8, 2014 in the original principal amount of $106,000.00, July 22, 2014, in the original principal amount of $106,000.00 and October 31, 2014, in the original principal amount of $106,000.00 (the “Notes”) that were held by the Noteholders as of that date. Under the terms of the Settlement Agreement, the Company paid a one-time lump sum of $120,000.00 for full settlement of any balance owed to the Noteholders as of April 15, 2016, including principal, interest, penalties, and fees and cancelled any warrants held by the Noteholders and/or their affiliates. The Company and the Noteholders mutually released each other from any past or future known or unknown claims and the Noteholders agreed to dismiss the lawsuit they filed against the Company.

On April 18, 2016, the Company made the final cash payment due to Eastmore Capital, LLC (“Eastmore”) under a previously entered into Forbearance Agreement. This cash payment was the final payment due to Eastmore to pay off the convertible promissory note dated September 19, 2014, in the original principal amount of $110,000.00, issued to Eastmore.

On April 18, 2016, the Company made the final cash payment due to WHC Capital, LLC (“WHC”) under a previously entered into Forbearance Agreement. This cash payment was the final payment due to WHC to pay off the convertible promissory note dated July 23, 2014, in the original principal amount of $101,000.00, issued to WHC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2016

LABOR SMART INC.
By:	/s/ Ryan Schadel
Name:	Ryan Schadel
Title:	Chief Executive Officer